                                                                     Exhibit 5.1
                               GORDON  FEINBLATT
                      Rothman Hoffberger & Hollander, LLC

                                                   Attorneys At Law
                                                   233 East Redwood Street
                                                   Baltimore, Maryland
                                                   21202-3332
                                                   410.576.4000
                                                   www.gfrlaw.com

                               September 27, 2000

Shore Bancshares, Inc.
109 North Commerce Street
Centreville, Maryland 21617

Ladies and Gentlemen:

     We have acted as counsel to Shore Bancshares, Inc., a Maryland corporation (the "Corporation"), in connection with a Plan and Agreement to Merge (the "Merger Agreement"), dated July 25, 2000, by and between the Corporation and Talbot Bancshares, Inc., a Maryland corporation, pursuant to which Talbot Bancshares, Inc. will merge with and into the Corporation.

     We have also acted as counsel to the Corporation in connection with the Corporation's Registration Statement on Form S-4 (such Registration Statement, including all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of up to 3,407,819 shares of common stock, par value $.01 per share, of the Corporation (the "Shares") pursuant to the Merger Agreement.

     This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601 of Regulation S-K.

     In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and By-Laws of the Corporation, as amended and as currently in effect; (iii) certain resolutions of the Board of Directors of the Corporation relating to the issuance of the Shares and the other transactions contemplated by the Merger Agreement; (iv) the Merger Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.

     Based upon the foregoing, we are of the opinion that when the Shares have been issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

     The law covered by the opinion set forth above is limited to the corporate law of the State of Maryland.

     We hereby consent to be named in the Registration Statement under the heading "LEGAL MATTERS" as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

                       Gordon, Feinblatt, Rothman, Hoffberger and Hollander, LLC



                       By:  /s/ Michael A. Refolo
                            ---------------------
                            Michael A. Refolo